ALEXANDER H. WALKER III

Attorney at Law

American Plaza II

57 West 200 South, Suite 400

Salt Lake City, Utah  84101

(801) 363-0100

(801) 521-3301 (Fax)

Admitted in Utah and Nevada

January 31, 2005

Board of Directors

Dynamic Alert Limited

Suite 45563

R.P.O. Sunnyside

Surrey, B.C.  V4A 9N3

Re:

Dynamic Alert Limited

Members of the Board:

Dynamic Alert Limited, a Nevada corporation (the “Company”), has asked me to opine on the legality of the issuance of up to 900,000 shares of common stock in connection with the registration under the Securities Act of 1933 (the “Securities Act”) of such 900,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), as described below.  A registration statement on Form SB-2 has been prepared by the Company and has been filed with the Securities and Exchange Commission on or about October 6, 2004 (the “Registration Statement”).

The Registration Statement seeks the registration of the 900,000 shares of the Common Stock (the “Registered Shares”).  The Registered Shares are to be offered to the public by the Company on a best efforts basis without the use of any underwriters.

In connection with rendering this opinion I have examined copies of the Registration Statement and all exhibits thereto.  I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein.  In rendering such opinion, I have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

Dynamic Alert Limited

January 31, 2005

_________________

Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies fo the originals thereof.

Based upon the foregoing, I am of the opinion that the Registered Shares have been duly and validly authorized by the Company and that the Registered Shares will be legally and validly issued upon the effectiveness of the Company’s Registration Statement for such shares on Form SB-2, with its amendments, fully paid and non-assessable in accordance with Nevada law.  This opinion is based on the laws of Nevada, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

I hereby consent to the reference to my name in the Registration Statement and the filing of this opinion as an exhibit to the Amended Registration Statement.

Sincerely,

/s/ Alexander H. Walker III

Alexander H. Walker III

AHWIII:rr